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                                  EXHIBIT 21.1


MBO Inc.
US Liquids L.P. Holding Co.
US Liquids of La., L.P.
Re-Claim Environmental Louisiana LLC
USL Management Limited Partnership
USL General Management, Inc.
GEM Management, Inc.
US Liquids Northeast, Inc.
Northern A-1 Sanitation Services, Inc.
The National Solvent Exchange Corp.
USL First Source, Inc.
Waste Stream Environmental, Inc.
Earth Blends, Inc.
Dombrowsi & Holmes, Inc.
STA Decanting, Inc.
U S Liquids of Detroit, Inc.
U S Liquids of Florida, Inc.
US Liquids of Illinois, Inc.
U S Liquids of Houston, L.L.C.
U S Liquids of Central Texas, L.L.C.
USL Parallel Products of California
Parallel Products of Florida, Inc.
Parallel Products of Kentucky, Inc.
US Liquids of Texas, Inc.
US Liquids Terminal Services, Inc.
Romic Environmental Technologies Corporation
USL Environmental Services, Inc.
U S Liquids of Pennsylvania, Inc.
U S Liquids of Connecticut, Inc.
Canadian Liquids Processors, Ltd.
U S Liquids of Dallas, L.L.C.
Waste Research and Recovery, Inc.